October 19, 2017

Kathy Ordoñez

1228 Crestwood Drive

Delray Beach, FL 33483

Dear Kathy,

On behalf of Pacific Biosciences (or “the Company”), I am pleased to offer you a position as Chief Commercial Officer and Executive Vice President.   You will be reporting to Mike Hunkapiller.

You will receive a salary of $1.00 annually, paid twice monthly according to the Pacific Biosciences payroll schedule.

You will be reimbursed for reasonable and necessary transportation and accommodation expenses incurred in connection with your business travel.

We will also be recommending to our Board of Directors that you be granted an option to purchase up to 375,000 shares of the Company’s common stock (subject to adjustment for any stock splits, reverse splits, combinations, dividends, and the like after the date hereof).  This stock option is subject to the availability of shares under the Company’s current stock plan and must be approved by our Board of Directors, which will vote on this in a meeting of the Board of Directors, or its delegates, after your start date.  The option will vest over a four-year period, without a cliff, at a monthly rate of 1/48th of the total grant, provided that you remain employed with the Company.

You will be offered our standard Pacific Biosciences of California, Inc. Change in Control Severance Agreement, a copy of which is attached.

We will be offering you our standard benefits package.  You will also be eligible for up to 15 days of vacation and up to 10 days of sick time per year, and you will receive designated Company holidays.  The terms of our time off with pay policies are outlined in our employee handbook.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Your employment with Pacific Biosciences is for no specified period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at Pacific Biosciences any confidential information of your prior employers.

Your employment is also conditioned upon your agreement and execution of the attached Pacific Biosciences At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Upon your acceptance of this offer (as evidenced by your return of a signed copy of this letter and the attached agreement to the company), this letter agreement and the Pacific Biosciences At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

As required by law, your employment with Pacific Biosciences is contingent upon your providing legal proof of identity and authorization to work within the United States on your first day of employment. In addition, to the extent permitted by applicable law, Pacific Biosciences may require current or new employees to submit to, and pass, a background check if such testing is required by a Pacific Biosciences customer in order for that individual to provide goods or services to the customer. Additionally, any employee authorized to drive a Company vehicle, or who is receiving a vehicle allowance, must provide a valid and current driver’s license and consent to a DMV check.

To accept our offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be October 30, 2017.

This offer of employment will terminate if it is not accepted, signed, and returned by midnight Pacific Time, October 30, 2017.

Pacific Biosciences is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to your joining us!

1305 O’Brien Drive, Menlo Park, CA  94025

/s/ Mike Hunkapiller

Pacific Biosciences By: Mike Hunkapiller,  Chairman, CEO & President

10/30/17

Date

I have read and accept this employment offer:

/s/ Kathy Ordoñez

Kathy Ordoñez

10/30/17

Date

1305 O’Brien Drive, Menlo Park, CA  94025